HK BP Payroll

CELERGO
GLOBAL PAYROLL

MASTER SERVICE LEVEL AGREEMENT

THIS SERVICE AGREEMENT ("SA") including any schedules and exhibits attached hereto (the "Agreement") is entered into March 20, 2013, (the "Effective Date") by and between Celergo LLC, a Delaware limited liability company ("Celergo") with its principal place of business at 750 Estate Drive, Suite 110, Deerfield IL, 60015, and Galaxy Payroll Services Limited as the In Country Provider ("ICP") with its principal place of business at 21/F., CMA BUILDING, NO.64 CONNAUGHT ROAD CENTRAL, Hong Kong in reference to Celergo's client(s) ("Client(s)"). Celergo and ICP may be referred to individually as a "Party" and collectively as the "Parties."

1. Scope of Services: Subject to the terms of this Agreement, ICP hereby agrees to provide Celergo and its Client(s) with the payroll services set forth in Exhibit A Scope of Services and Exhibit C Statutory Filings in excel format ("Services"). Both of these files will update each year in conjunction with the Exhibit B Pricing Table. ICP must obtain written consent from Celergo to provide additional services (ie. accounting, etc.) directly with any of Celergo's Clients. Services that are not included in the total payroll cycle cost as indicated in Exhibit B Pricing Table, shall be defined and agreed separately using a change order process that is signed off by Celergo prior to the work commencing. Celergo will not be responsible for the payment for any additional services and associated fees unless agreed to in writing by Celergo. ICP shall undertake to render the Services in a manner consistent with the highest professional standards and in accordance with applicable laws and regulations based on the jurisdiction for which the Services are provided.

2. Fees and Payment Terms:

   a. Effective Date and Renewal. Celergo agrees to pay ICP the fees as mutually agreed to by both parties in Exhibit B in excel format ("Fees") for the Services provided. The effective date of the Fees ("Fees Effective Date") will be March 1 of the year this SA is signed. Fees will be in effect until March 1 of the following year, and will be automatically renewed for one year periods thereafter. Any changes to fees must be submitted in writing via e-mail to the ICP Relationship Manager at bbabcock@celergo.com at a minimum of 120 days prior (November 1st latest) to the Fees Effective Date for the following year.

   b. Invoice requirements. (i) All Fees due shall be invoiced monthly to Celergo; (ii) invoices must be uploaded via Celergo's document management system; (iii) client name must appear on each individual invoice; (iv) all invoices must be itemized with a detailed and accurate description of each charge and must match the prices quoted to Celergo in the most current Pricing Table. Any variation in prices between the most current Pricing Table and the invoice shall be sufficiently supported by documentation; (v) all invoices must be submitted in English; (vi) all invoices must match the currency quoted to Celergo in the most current Pricing Table; and (vii) ICP may invoice for current payroll or 30 days in arrears.

   c. Payment Terms. Any invoice submitted after the payroll register due date will be billed to the Client at the rate defined in Exhibit B and no additional fees will be paid until an invoice is received. Upon receipt of invoice, fees will be paid to ICP within 60 days. If no invoice is received, Celergo will submit payment to ICP within 30 days of the expiration of the 60 days following the date of services rendered. Any fees associated with services provided outside the total payroll cycle cost stated in Exhibit B must be mutually agreed upon in writing by Celergo and ICP. If Celergo disputes all or a portion of ICP's invoice, Celergo may withhold such disputed amounts, and will notify ICP of the amount and reason for the dispute within fifteen (15) days of receipt of such invoice. Celergo shall not be obligated to

pay any amount collectable under this Agreement that is invoiced more than sixty (60) days after the date of the performed service that is giving rise to such charge.

3. Client Communication: The ICP is required to communicate exclusively with Celergo for the Services provided under this Agreement. If Celergo grants permission for direct contact between the ICP and Celergo's Client in a specific circumstance, it is the ICP's responsibility to inform Celergo of the information exchanged and any decisions made during such direct communication with the Client. The permission granted by Celergo to the ICP in a specific circumstance does not automatically extend to permission for direct contact in other circumstances. Celergo is not liable for errors that result from information that is exchanged directly between the ICP and Celergo's Client without Celergo's knowledge. The ICP accepts all liability for any issue that arises as a result of unauthorized communication between the ICP and Celergo's Client.

4. Engagement Letter(s) ("EL(s)"). Both Parties will execute an engagement letter for each payroll implemented and processed by ICP ("Engagement Letter" or "EL"). Unless specified otherwise, the scope of services and pricing applicable for each EL is based upon the original scope of services and pricing agreed upon the execution of the SA and any other mutually agreed updates applied annually thereafter. If the EL details Celergo Client specific scope or pricing information, the indicated exceptions shall control with respect to the payroll specified in the EL.

5. Payroll Calendar: Celergo creates a payroll calendar during the implementation process that identifies the processing events and timing that both Celergo and ICP are responsible for during a typical payroll cycle ("Payroll Calendar"). The initial Payroll Calendar is created by Celergo and approved by both Celergo and the ICP during the implementation stage. The payroll funding date will be discussed with the ICP and finalized during the implementation of each Client to support the ability of the ICP to fund in time for the "Pay Date" marked by the Payroll Calendar. A new Payroll Calendar will be created by Celergo prior to January of each following calendar year and provided to ICP with a reasonable amount of time for review and approval. If ICP does not provide active approval for the Payroll Calendar by January 1st, Celergo will assume that the dates chosen by Celergo are enforceable for the applicable calendar year. The Payroll Register must be uploaded to Celergo's document management system on the defined "Calculation Date" in the payroll calendar by noon local Celergo time in the location from where the Client is managed (Celergo current locations are Chicago, London, Budapest or Singapore). The ICP is required to provide Celergo notice of the date funding is received on behalf of each Client. Should the ICP delay in providing these calculations, funds receipt or delay in payment to employees or tax or social agencies, Celergo is not liable for late payments or penalties for government remittances.

6. Celergo Formats and Processes. Celergo will provide ICP with standard forms and advise ICP of standard processes and format for delivery of the Services (i.e. Payroll Calendar, new hire forms, payroll change forms, etc.). ICP agrees to use Celergo approved formats and processes and to meet deadlines as set forth in the Payroll Calendar. Failure by ICP to use Celergo approved formats and processes will result in ICP being removed from Celergo's list of preferred providers. Celergo reserves the right to change processes in an effort to improve efficiencies.

7. Client Funds. ICP may hold Celergo Client funds received for payroll processing until such funds are disbursed on Client's behalf. For this purpose ICP will hold all monies received form Celergo's Clients for payroll processing in trust and will not comingle Celergo Client funds with ICP operation accounts. ICP will not use the funds for each Celergo Client for any purpose other than to disburse payroll funding on behalf of that particular Celergo Client.

8. Termination:

    a. Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until one (1) calendar year from the Effective Date and will automatically renew for successive one year terms. The Agreement may be terminated at any time by Celergo with a sixty (60) day written advance notice to ICP. The Agreement may be terminated at any

CELERGO
GLOBAL PAYROLL

time by ICP with a six (6) month written advance notice to Celergo to the ICP Relationship Manager at bbabcock@celergo.com with the option of an additional three (3) month extension of Services if in Celergo's reasonable opinion such continuation is necessary to facilitate the transfer of the Services. Celergo or Client will not be responsible for payment for any work performed by ICP after the termination of this agreement, unless specifically agreed to in writing.

b. Material Breach. In the event of a material breach of this Agreement by a party, the non-breaching party shall have the right to terminate this Agreement by written notice being delivered via mail or email to the breaching party specifying the nature of the breach upon no less than thirty (30) calendar day's of the breach.

c. Funds. Upon termination of this agreement, ICP, or any agent acting on behalf of ICP, will return to Celergo and/or the Client any funds held in a trust account that would otherwise have been disbursed on the Client's behalf. This return may be, at Celergo's discretion, by direct deposit into an account of the Client and/or Celergo, or by check sent by regular mail.

d. Transition Services. Upon Client termination, ICP will work with Celergo to transfer any and all necessary information to the new payroll provider per the Exhibit A Scope of Services.

9. Restrictive Covenant: ICP recognizes that all Clients assigned by Celergo to ICP represent financial benefit to Celergo. Unless ICP had been retained directly by the Client prior to Celergo's engagement, ICP is not permitted to engage with any Celergo Client for similar Services directly or indirectly for a period of one year following the termination of the EL related to that Client. ICP will promptly advise Celergo of any Client that reaches out to ICP for the provision of payroll services during the one year period following the termination the EL. Failure by ICP to abide by this restrictive covenant will at a minimum result in ICP being removed from Celergo's list of preferred providers.

10. Compliance with Laws:

a. Anti-Money Laundering. Each party acknowledges that it will observe all Anti-Money Laundering laws and regulations worldwide in relation to any request and will use all reasonable means to assist the other party in the same pursuit. If legal or regulatory authorities require additional information, both parties will agree to supply such information. Client warrants that information given to Celergo for payroll processing or for other requested services is accurately depicted to be of legal nature. If Client breaches any anti-money laundering laws or regulations, it will accept all liability related to any associated government pursuit, legal fees, and fines.

b. Anti-Bribery. Each party represents that it will not pay, promise to pay, authorize a payment, give, promise to give, or authorize the giving of anything of value, including but not limited to direct or indirect payments, gifts, entertainment, travel expenses, political or charitable contributions, or services, to any Government Official, to any third party at the request of or for the benefit of any Government Official, or to any corporate agent or representative for purposes of (i) influencing any act or decision of such an individual in his official capacity, (ii) inducing such individual to do or omit to do any act,(iii) securing any improper advantage; or (iv) inducing such individual to use his influence to affect or influence any act or decision with respect to any activities undertaken relating to this Agreement.

c. Data Privacy. ICP agrees to adhere to all Data Privacy laws as required by the United States, European Union, and local data privacy laws.

i. Definitions.

CELERGO
GLOBAL PAYROLL

1. "Personal Data" means any information relating to an identified or identifiable individual, including but not limited to name, address, e-mail, telephone number, date of birth, national identification number, bank account number, and any other unique identifiers specific to the individual; and

2. "Process" or "Processing" means any operation performed upon Personal Data, such as collecting, obtaining, accessing, recording, organizing, storing, retrieving, using, disclosing or destroying the data.

ii. Data Protection.

1. ICP shall Process Personal Data only on behalf of and for the benefit of Celergo's Clients and only to carry out the Services under this Agreement;

2. ICP shall only share, transfer, disclose or otherwise provide access to Personal Data to local government agencies or other Celergo approved third party representatives that require access to the Personal Data in order for ICP to deliver the Services;

3. Except to the extent prohibited by applicable legal, regulatory or law enforcement requirements, ICP shall immediately inform Celergo in writing of any actual or suspected unauthorized Processing, loss, use, disclosure or acquisition of or access to any Personal Data involving Celergo's Clients or Personal Data upon its discovery by ICP. ICP shall summarize in reasonable detail the effect on Celergo and/or Celergo's Client(s), if known, of the disclosed Personal Data and the corrective action taken or to be taken by ICP.

iii. Liability for Data Protection:

1. ICP will accept all liability related to any associated government pursuit, legal fees, fines, and civil judgments and penalties resulting from ICP's violation of Privacy Laws,

2. ICP will pay for any expenses incurred by Client to cure identity theft that has occurred as a result of the ICP's actions, and

3. If the breach of privacy results in the Client's request to transfer their payroll to another party, ICP will pay the costs of the transfer of payroll information to the new ICP.

11. Financial Audit. Upon execution of this Agreement and at a minimum annually thereafter, ICP will provide to Celergo the results of a reputable external, third-party financial audit. If this is not available, at a minimum the ICP will provide a letter of good standing with the primary bank that provides financial services on the ICP's behalf.

12. Payroll System Requirements.

a. Encryption. Celergo requires that each ICP maintains encryption sufficient to protect all data transmission including email communication between the ICP and Celergo.

b. System. ICP represents and warrants that (i) during the Term of this Agreement, the software and Services shall conform in all material respects to the requirements of the Agreement, the documentation provided to Celergo, and the technical specifications (collectively, the "Specifications"); (ii) the software and Services do not contain any code or other device that would (a) permit access or use by third parties, or (b) have the effect of

disabling, damaging, corrupting, erasing, delaying or otherwise shutting down all or any portion of the Services, any computers, networks, data or other electronically stored information, or other computer programs or systems, and ICP shall not invoke such mechanisms at any time, including upon expiration or termination of the Agreement for any reason; (iii) ICP has the full legal power, capacity and authority to enter into and perform this Agreement and use or grant licenses necessary for the performance of the Services, including without limitation, the right to license any ancillary or third party programs licensed or provided to Celergo under the Agreement; (iv) the software or Services, when used or described in the Specifications, shall not, directly or indirectly, damage, corrupt, or otherwise cause loss of Celergo's systems or data; (v) the media on which the software and related documentation when delivered shall be free of physical defects; (vi) ICP hereby assigns to Celergo all representations and warranties received by ICP from its third party licensors and suppliers, including equipment vendors; (vii) Celergo shall have no obligation to pay any third party any fees, royalties, or other payments for Celergo's use of the software or Services except as set forth in this Agreement; (viii) except as set forth in this Agreement, the software and Services are not subject to any undisclosed licensing restrictions; and (ix) it has or will obtain all appropriate consents or permissions to perform the Services and to disclose information to Celergo.

c. Backup & Restoration. ICP systems, payroll software and Celergo data will be backed up daily; backup files will be stored offsite weekly; a monthly backup will be stored in a bank. In the unlikely event of a hardware failure on which relevant ICP software and Celergo data is stored, ICP will restore the most recent available backup of ICP systems, payroll software and Celergo data in a comparable facility at no additional charge to Celergo

d. Security. ICP's equipment will be kept in a secure location at its hosting facility. ICP will use the following security measures in connection with their payroll system: (i) having virus-scanning software on servers; and (ii) placing servers behind commercially reasonable firewalls. ICP will employ security measures designed for the protection of information and data. ICP will take all reasonable measures within ICP's control to ensure that all Celergo information is secure and remains private, including security measures at least as effective as those used by other reputable payroll service organizations.

13. Confidential Information.

a. The term "Confidential Information" shall mean, with respect to a Party, (i) all proprietary information of that Party; (ii) all information marked or designated by that Party as confidential; (iii) information, whether or not in written form, that the Parties know or could reasonably be expected to know is being treated by that Party as confidential; (iv) any information defined as confidential, "know-how," proprietary or trade secret information by that Party; and (v) a Party's Personal Data, and all payroll data (ie. Celergo Client's payroll data). Without limiting the foregoing, it is understood and agreed that the following information shall be deemed to be Confidential Information: all financial information, pricing models and financial models, all sales, marketing, and other business plans, any information related to Celergo Clients (ie. payroll information, tax information, etc.) and all customer lists, trade secrets, business practices, project plans, forms, formats and processes of either Party;

b. The Parties agree that the existence of, and terms and conditions of, this Agreement shall be considered Confidential Information for the purposes of this Agreement. Both Parties agree to exercise the highest degree of care in protecting the Confidential Information of the other Party against loss, theft, or other inadvertent disclosure, and further mutually agree to take all reasonable steps necessary to ensure the maintenance of confidentiality. Each Party acknowledges and agrees that the other Party shall be the exclusive owner of their Confidential Information;

c. Confidential Information will not include any information that: (i) was in the possession of the receiving Party at the time of the disclosure; (ii) through no act or failure to act on the part of the receiving Party was at the time of disclosure or will thereafter become part of the public domain, public knowledge, or literature; (iii) is developed independently by the receiving Party or by its employees or consultants without use of the other Party's Confidential Information; (iv) otherwise becomes available to the receiving Party from a third party who has not violated any applicable laws or confidential obligations by disclosing such information; or (v) is required to be disclosed by law, subpoena or other legal process;

d. Upon termination of this Agreement and upon request by Celergo, ICP shall destroy, without making or retaining copies thereof except as necessary to fulfill ICP's legal obligations, all documents, records, and computer files, containing Confidential Information of Celergo and shall certify in writing to Celergo, if so requested, that all such materials have been destroyed.

14. Liability: ICP will be liable for all penalties if payments and tax submissions are not made by the deadline specified by the local tax authority if such is solely caused by ICP. Except as provided herein above including sections 10, 13, and/or fraud or serious misconduct by ICP, the liability of ICP to Celergo or Clients arising out of or in connection with this Agreement shall in no event exceed three (3) times the annual fees.

15. Insurance Coverage: ICP agrees to maintain insurance coverage equivalent to the professional industry standards per country regulations during the term of this Agreement. Celergo reserves the right to request proof of Certificate of Insurance and ICP agrees to provide such documentation upon request. ICP will name "Celergo LLC, its subsidiaries and affiliates" as "Additional Insured", with primary, non-contributory coverage, under ICP's insurance policies, before providing any Services.

16. Personnel. ICP will provide sufficient qualified ICP employees to perform the Services under this Agreement in a competent and workmanlike manner in accordance with the highest industry standards ("Personnel").

17. Office of Foreign Assets Control (OFAC). OFAC is an agency of the United States Department of the Treasury under the support of the Under Secretary of the Treasury for Terrorism and Financial Intelligence. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. ICP warrants that while doing business with Celergo they will not engage in "prohibited transactions" described by OFAC as "trade or financial transactions and other dealings in which U.S. persons may not engage unless authorized by OFAC or expressly exempted by statute." ICP will disclose to Celergo the requested personal information for each ICP owner and any other ICP employee whose position is in any way involved with a Celergo Client. Upon change of ICP ownership or any other ICP employee involved with a Celergo Client, ICP will notify of Celergo of such change within no less than 5 business days and will supply Celergo with accurate personal information for such person(s). Celergo will check this personal information against the Specially Designated Nationals (SDN) List. The SDN list is a publication of OFAC which lists individuals and organizations with whom United States companies, citizens and permanent residents are prohibited from doing business. ICP agrees that transfer of funds to any country on the Lists of Sanctioned Countries is prohibited by the US Department of Treasury.

18. Self-Disclosure Requirements: ICP shall notify Celergo within 3 business days when any principal, director, manager, or employee who has access to Celergo or Celergo client information are convicted of, or plead no-contest to, any crime that is substantially related to the qualifications, functions, or duties of a person engaged in the services for which Celergo has engaged the ICP, unless prohibited by law. ICP shall notify Celergo within 3 business days when any principal, director, manager, or employee who has access to Celergo or Celergo client information is convicted of, or plead no-contest to, any offense that deals with deceit, dishonesty, or fraud, unless prohibited by law.

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CELERGO
GLOBAL PAYROLL

19. Force Majeure. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence. If a Party wishes to claim protection in respect to an Event of Force Majeure, it shall immediately following the occurrence or date of commencement of such Event of Force Majeure, notify the other Party of the nature and expected duration of such Event of Force Majeure and shall thereafter keep the other Party informed until such time as it is able to perform its obligations. The Parties shall use reasonable efforts, where permitted by law, to: (i) overcome the effect of the Event of Force Majeure; (ii) mitigate the effect of any delay occasioned by any Event of Force Majeure; (iii) ensure resumption of normal performance of this Agreement as soon as reasonable practicable; and (iv) shall perform their obligations to the maximum extent practicable, provided that no undue hardship shall result on either Party.

20. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by each Party, this Agreement will constitute the legal, valid and binding obligation of the Parties, enforceable against the Parties in accordance with its terms; (iv) each Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement; and (vi) each Party possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to grant the rights granted by it under this Agreement and to perform its obligations as contemplated by this Agreement.

21. Assignment. This Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations, in whole or in part, under this Agreement without the other Party's prior written consent, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder, without the other Party's consent, to a third party in the event of any sale, assignment transfer or other conveyance to such third party of all or substantially all of the business or assets of the assigning Party.

22. Subcontractor Requirements: ICP shall not subcontract any part of the ICP's obligations set forth under this Agreement without Celergo's prior written consent. Any consent by Celergo under this section shall not relieve the ICP of any liability or obligations under this Agreement. Further, immediately following Celergo's consent under this section, ICP shall forward to Celergo, in writing, a list with the name of the subcontracted company including the full legal names of the company's principal officers and any employees who will have access to Celergo's Client information. ICP agrees to have all subcontractors abide by the same rules and provisions specified in this Agreement including the attached Exhibit A Scope of Services. ICP is liable for all performance of subcontractor.

23. Delivery. This SA may be executed in any number of counterparts by the Parties hereto and delivered by mail, in person or by email in signed PDF format, each of which, when so executed and delivered, shall be deemed original, but such counterparts shall together constitute but one and the same Agreement.

24. Notices: All notices required under this Agreement shall be in writing and delivered personally or by certified, registered, or express mail to Celergo, and emailed to Betsy Babcock at bbabcock@celergo.com. All notices to Celergo shall be sent to the attention of the "Office Manager" at the address set forth above. Either Party may change the information for notices by providing written notice to the other party within a reasonable time period.

CELERGO
GLOBAL PAYROLL

25. Savings Clause. If any provision of this Agreement is held to be unenforceable, then such provision will be modified to reflect the Parties' intention. All remaining provisions of this Agreement shall remain in full force and effect.

26. Non-Waiver. The failure by one Party to require performance of any provision shall not affect that Party's right to require performance at any time thereafter, nor shall a waiver of any breach or default of this Agreement constitute a waiver of any subsequent breach or default or a waiver of the provision itself.

27. Merger and Integration Clause. This SA, including any Engagement Letter, appendices, schedules, exhibits and addenda, constitute the entire Agreement between the Parties hereto with respect to the subject matter hereof and supersedes any and all other prior or contemporary oral or written representations or agreements between the Parties regarding such subject matter. The Parties may modify this Agreement only by a written instrument executed by both Parties.

28. GOVERNING LAW: PORTIONS OF THIS AGREEMENT PERTAINING TO PAYROLL REQUIREMENTS AND STATUTORY REQUIREMENTS SHALL BE GOVERNED IN ACCORDANCE WITH THE LOCAL LAW OF THE ICP THAT IS PARTY TO THIS AGREEMENT. PORTIONS OF THIS AGREEMENT PERTAINING TO THE COMPLIANCE OF LAWS (SECTION 10) AND OTHER BUSINESS ELEMENTS OF THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND THE STATE OF ILLINOIS (EXCLUSIVE OF ANY CHOICE OF LAW OR OTHER PROVISION THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

CELERGO LLC, a Delaware limited liability company	Insert ICP Entity Name: Galaxy Payroll Services Ltd.
By: [signature]	By: [signature]
Name: Brett Knights	Name: Frank Leo
Title: Chief Operating Officer	Title: Partner

CELERGO
GLOBAL PAYROLL

EXHIBIT A

Standard Scope of Services

Section I: General Terms

Quality Controls: Celergo expects the ICP to maintain appropriate quality controls to ensure timeliness and accuracy for all services provided. The ICP has a responsibility to remediate any issue that arises due to failure of controls resulting in delayed processing or inaccurate data. ICP will manage all Client data on the ICP's payroll system. ICP will ensure adequate controls within the ICP payroll system that balance and control pay processing cycles.

Additional fees: ICP must advise Celergo immediately if work is requested for the Celergo Client that is not included in the base fees indicated in this Exhibit A Standard Scope of Services. ICP must provide Celergo with a quote for the requested work, and Celergo will review the quote and request approval from the Celergo Client. Celergo is not liable for the payment of additional fees that have not been agreed between Celergo and ICP in an Engagement Letter prior to the performance of such services.

Section II: Language Requirements

All ICP account managers assigned to Celergo client accounts must be able to effectively communicate written and verbally in English. ICP will provide all base fee services and certain applicable additional fee services in English.

Section III: Implementation

Payroll Implementation Services	ICP Base Fee	ICP Additional Fee
Initial payroll set-up/implementation	X	
Initial database set-up	X	
Set-up of payroll frequency, payroll periods and pay dates within database	X	
Validation of Client registration for all in country statutory tax and social filings	X	
Load all initial Client employee indicative data including but not limited to: a. Employee Surname and Forename b. Employee birthdate c. Address detail d. Bank detail e. Job detail f. Payroll Elements	X	
Set-up statutory payroll elements (payments/deductions) based on in country requirements	X	
Set-up client derived payroll elements (payments/deductions)	X	
Application of the taxation of elements according to the taxability grid submitted by the Client	X	
Load all YTD payroll detail	X	
Initial Set up of Client Organizational Units	X	
Parallel Payroll Processing up to two (2) parallels	X	
Parallel Payroll Processing beyond two (2) parallels		X
Balance, test, and review initial data imports	X	
Ensure all payroll data and related processes are set-up in compliance with in country regulations	X	
Payroll Calendar validation and approval	X	
In Country Statutory Pay Slip Set-up	X	
ICP Online Earning Statement Set-up		X
Set-up for processing electronic feeds and FTP files		X

Payroll Implementation Services	ICP Base Fee	ICP Additional Fee
3rd Party Vendor Set Up	X	
GL Set-up		X

Section IV: Client Services

All Services listed in this Exhibit A Standard Scope of Services agreement must be provided on an ongoing basis for all Clients unless specifically excluded in the Engagement Letter for each individual Client. ICP is responsible for completion of all applicable services and will be held liable for any services not performed. All services are subject to the terms of the attached Service Level Agreement.

Payroll Calculations

Payroll Calculations	ICP Base Fee	ICP Additional Fee
Annual Pay Calendar validation and approval	X	
Process employee compensation according to Celergo's Client instruction (Payments & Deductions)	X	
In-Country Statutory Social Contributions	X	
In-Country Statutory Taxes	X	
In-Country Statutory Payments/Deductions	X	
Unit Pay Calculations	X	
Process expense reimbursement through payroll when value provided by Celergo's client	X	
Variable percentage schemes	X	
Set-up of client derived payroll elements (payments/deductions) after implementation	X	
Starters and Leavers		X
Year-End instruction and calculation		X
Off-cycle pay processing		X

Payroll Statutory Requirements

Payroll Statutory Requirements	ICP Base Fee	ICP Additional Fee
In-Country Statutory Social Contribution Filings	X	
In-Country Statutory Tax Filings	X	
Post tax receipts of all submitted payroll tax fillings on Celergo document management system within thirty (30) days (or earlier if possible) of submission to the tax authorities	X	
Advise Celergo immediately of any contact/notice from Tax authorities and provide Celergo with all necessary related information.	X	
Provide all information requested by tax authorities for tax audit		X
Represent Client to tax auditors		X
Country specific sales tax as it is related to Value Added Tax (VAT), Goods and Service Tax (GST), etc.		X
Coordination to support business/entity registration		X
Coordination to support local bank registration		X

Payroll Reporting

Payroll Reporting	ICP Base Fee	ICP Additional Fee

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Payroll Reporting	ICP Base Fee	ICP Additional Fee
Payroll Register: a. Celergo approved Excel or CSV format b. Wherever possible, include formulas in the output file c. Must include Employee ID as provided by Celergo d. Element names must remain consistent e. Acronyms and unique terms may be in local language	X	
Fee Invoice	X	
Funding request/summary	X	
Multi Period Payroll Register	X	
Data Extract Reports (ie. employee indicative data report)	X	
Pay Slip Report	X	
Payroll Changes Report	X	
Element Listing Report	X	
Year-End Statutory Reporting	X	
In-Country Statutory Social Contribution Reports	X	
In-Country Statutory Tax Reports	X	
Individual Employee Pay Slip: a. Must meet in-country pay slip requirements for pay slip appearance, information and delivery b. All provided pay slips must match the payroll register c. The payroll output files must match the tax payments and filings	X	
Vacation time reporting on the Earnings Statement	X	
Additional copies of Earnings Statement	X	
Individual Online Pay Slip		X
Physical Earnings Statement: printing, postage and handling		X
General Ledger Listing Report		X
Multiple individual Earning Statement delivery methods		X
Third Party Reporting (e.g. Benefit providers, non-statutory pay/deds)		X

Payment Distribution

Payment Distribution	ICP Base Fee	ICP Additional Fee
Payment Distribution Management		
Employee Net Pay Distribution - Electronic deposits	X	
In-Country Statutory Social Contributions	X	
In-Country Statutory Taxes	X	
In-Country Statutory Payments/Deductions	X	
Third Party Remittances	X	
Provide timely confirmation on Celergo document management system that funding has been received from Celergo/Client	X	
Provide evidence and confirmation on Celergo document management system of all disbursements: a. Employee disbursements posted within three (3) days of payment submission b. Tax disbursements posted within seven (7) days of payment submission c. All other disbursements posted within seven (7) days of payment submission	X	
Execution of Power of Attorney or equivalent in country document that allows ICP to make payments and filings on the Client's behalf	X	
Bank Account Pre-noting		X

Payment Distribution	ICP Base Fee	ICP Additional Fee
Bank Fees Associated with Payment Distribution		
> Funding Process: Client -> Celergo -> ICP -> Beneficiary		
Fees related to bank disbursements		X
Use of ICP bank account including funding reconciliation		X
Bank letter/Online banking/Bank File		X
> Funding Process: Client -> ICP -> Beneficiary		
Intermediary bank fees incurred from Client bank upon Celergo ICP's receipt of Client funds		X
Fees related to bank disbursements		X
Use of ICP bank account including funding reconciliation		X
Bank letter/Online banking/Bank File		X

Payroll Data Maintenance

Payroll Data Maintenance	ICP Base Fee	ICP Additional Fee
Payment/deduction changes	X	
Employee indicative data changes	X	
Unit Pay changes	X	
Variable percentage changes	X	
Set-up and maintain all licenses needed for client setup on ICPs payroll system	X	
Current system structure and standard upgrades	X	
Payroll Calculations received in agreed-upon standard format	X	
Process established customized data import feeds	X	
Documentation of Proration Methodology	X	

Section V: ICP Response to Client and Tax Authority Inquiries

ICP Response to Client and Tax Authority Inquiries	ICP Base Fee	ICP Additional Fee
Receive, research, and promptly resolve questions and inquiries related to payroll processing from the authorized Celergo contact or tax authorities: a. Inquiries related to current payroll cycle processing will be answered within one (1) business day b. Inquiries related to general payroll processing and statutory requirements will be answered within two (2) business days	X	
Inform Celergo with reasonable notice of all statutory updates and apply such changes to Celergo Client records accordingly	X	
Education to Celergo on country specific statutory requirements	X	
Specific payroll inquires related to "what if" scenarios and special pay calculation		X
Set-up and interpretation of benefit plans and local legislation		X

Section VI: Termination

Termination Fees: All fees associated with Client termination shall be submitted to Celergo with the final payroll invoice. Client will not be responsible for any fees billed after final payroll invoice date unless the ICP provides a quote for additional services and the Celergo Client approves the quote prior to the commencement of the services.

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CELERGO
GLOBAL PAYROLL

Termination	ICP Base Fee	ICP Additional Fee
Upon notice of termination, ICP will deliver all requested Client files to Celergo in excel or CSV format including but not limited to: a. company information, b. employee indicative data, c. copies of payslips (or PDF if appropriate), d. YTD payroll information, e. historic payroll information, and f. other information as may be requested by Celergo	X	

Post-termination Requirements: ICP will provide ongoing support following the termination of a Celergo Client for payroll related issues that arise for the payroll cycles process by the ICP. ICP will respond to these post-termination payroll related issues in a timely manner. If fees may apply to the requested assistance, the ICP will provide Celergo with a quote for the requested work for Celergo approval prior to the commencement of the work.